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Assurant Announces Board Change

NEW YORK, March 18, 2013 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces that long-serving director H. Carroll Mackin, 72, will not stand for re-election to its Board of Directors at the company's annual meeting on May 9, 2013.

"The employees and Directors of Assurant join me in expressing our gratitude to Carroll for his dedicated service to Assurant over the years," said Elaine D. Rosen, chair of Assurant's Board. "Carroll was the fourth employee of the company, led many important initiatives and served as Treasurer for many years. We appreciate his many contributions."

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:
Vera Carley
Director, Media Relations and Financial Communications
Phone: 212.859.7002
vera.carley@assurant.com
and
Investor Relations Contacts:
Francesca Luthi
Senior Vice President, Investor Relations
Phone: 212.859.7197
francesca.luthi@assurant.com
or
Suzanne Shepherd
Director, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com